CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N1-A of our reports dated September 22, 2011, relating to the financial statements and financial highlights which appear in the July 31, 2011 Annual Reports to Shareholders of Old Mutual Asset Allocation Conservative Portfolio, Old Mutual Asset Allocation Balanced Portfolio, Old Mutual Asset Allocation Moderate Growth Portfolio, Old Mutual Asset Allocation Growth Portfolio, Old Mutual Analytic Fund, Old Mutual Copper Rock Emerging Growth Fund and Old Mutual International Equity Fund (seven of the funds constituting Old Mutual Funds I) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

Very truly yours,

PricewaterhouseCoopers LLP
Denver, Colorado
November 23, 2011